Exhibit 99.1

Contact: Michael Powell

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER NAMES THOMAS BARTLETT

AS CHIEF FINANCIAL OFFICER

Boston, Massachusetts – March 5, 2009 – American Tower Corporation (NYSE: AMT) today announced that Thomas Bartlett will be joining the Company as its new Executive Vice President and Chief Financial Officer. In this role, Mr. Bartlett will lead the Company’s finance organization and oversee the Company’s information technology organization. Mr. Bartlett will report directly to Jim Taiclet, the Company’s Chief Executive Officer. It is expected that Mr. Bartlett will commence his new role with the Company on April 1, 2009.

Jean Bua, who has been serving as the Company’s Chief Financial Officer on an interim basis since June 30, 2008, will assume the new position of Executive Vice President, Finance and Treasurer. Ms. Bua will report to Mr. Bartlett and continue to play a key role in the Company’s finance organization, including treasury, financial planning and analysis, and strategic finance initiatives.

Jim Taiclet said, “Tom’s twenty five years of experience in finance and operations coupled with his background in the telecommunications industry make him a perfect fit for American Tower. Having previously served in senior executive positions in finance and operations he brings a great set of skills, as well as extensive international experience, to his new role as our new CFO. Jean has done an excellent job as our interim CFO, and I look forward to her continuing to play a strategic role with us. Tom will be a great addition to our senior management team and I look forward to working closely with him on our most important, financial, strategic and operational initiatives.”

Mr. Bartlett comes to the Company from Verizon Communications, Inc., where he has served as Senior Vice President and Controller since November 2005. Mr. Bartlett previously held the roles of Senior Vice President and Treasurer, as well as Senior Vice President of Investor Relations. During his career with Verizon and its predecessor companies and affiliates, he has also served in numerous operations and business development roles, including as the President and Chief Executive Officer of Bell Atlantic International Wireless from 1995-2000, where he was responsible for wireless activities in North America, Latin America, Europe and Asia.

Mr. Bartlett earned his M.B.A. degree from Rutgers University and holds a degree in engineering from Lehigh University. He is also a Certified Public Accountant.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 23,700 communications sites in the United States, Mexico, Brazil and India. For more information about American Tower, please visit www.americantower.com

# # #